Exhibit 21.1

List of Subsidiaries of MIRA Pharmaceuticals, Inc.

Legal Name	Jurisdiction
MIRAPHARM Acquisition, Inc.	Delaware
SKNY Pharmaceuticals, Inc.	Delaware